Filed pursuant to Rule 433
File No. 333-112081
***REPUBLIC OF TURKEY LAUNCH TERMS***

ISSUER:	REP OF TURKEY
FORMAT:	SEC REGISTERED GLOBAL
RATINGS:	BA3/BB-
SIZE:	$1,500MM
CPN:	6.875% (LONG 1ST CPN)
PX:	$96.89
MTY:	MAR 17 2036
YIELD:	7.125% +258.3
UST:	112-13 (4.542%)
LEADS:	C/DB
SD:	JAN 17
HR:	70%
***CITI B&D***

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580.